EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of May 19, 2011 by and between Las Vegas Railway Express, Inc. a Delaware Corporation (the “Company”) and Wanda Witoslawski (“Executive”).

WITNESSETH:

WHEREAS, the Company and Executive desire to enter into this Agreement to assure the Company of the continuing and exclusive service of Executive and to set forth the terms and conditions of Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties agree as follows:

1.
Term:  The Company agrees to employ Executive and Executive hereby accepts such employment, in accordance with the terms of this Agreement, commencing as of the date hereof and ending on the third anniversary of the date hereof unless this Agreement is earlier terminated as provided herein. Notwithstanding any other provision of this Agreement, the Company and Executive agree that the initial 90 days of this Agreement shall be on a probation basis and the Company shall have an obligation to make payments to Executive for Base Salary and Bonuses if any, as defined below and as required by this Agreement, as defined below and as required by this Agreement.

2.
Services and Exclusivity of Services:  So long as this Agreement shall continue in effect, Executive shall devote Executive’s full business time, energy and ability to the matters related thereto in order to perform duties as assigned by the Board of Directors of the Company (the “Board”), Executive shall use Executive’s best efforts and abilities to promote the Company’s interests and shall perform the services contemplated by this Agreement in accordance with policies established by and under the direction of the Board.  Executive agrees to serve in such other executive capacities for one or more direct or indirect Affiliates of the Company as the Board may from time to time request, subject to appropriate authorization by the Affiliate or Affiliates involved and any limitations under applicable law.  Executive agrees to faithfully and diligently promote the business, affairs and interests of the Company and its Affiliates.

Executive shall not, directly or indirectly, during the term of this Agreement engage in any activity competitive with or adverse to the Company’s business, whether alone, as a partner, officer, director, employee or significant investor of or in any other entity.  (An investment of greater than 5% of the outstanding capital or equity securities of an entity shall be deemed significant for these purposes.)

Executive represents to the Company that Executive has no other outstanding commitments inconsistent with any of the terms of this Agreement or the services to be rendered hereunder.

3.
Duties and Responsibilities:  In addition to her duties as an employee as discussed herein, Executive shall serve as Chief Financial Officer and Treasurer of the Company for the duration of this Agreement.  Executive’s duties as an Executive shall be overall responsibility and authority, subject to authorities and limitations as established by the “CEO”, to implement and continue to develop the business strategies of the Company.  In the performance of Executive’s duties, Executive shall report directly to the Chief Executive Officer.

Executive agrees to observe and comply with the rules and regulations of the Company as adopted by the Board respecting the performance of Executive’s duties and agrees to carry out and perform orders, directions and policies of the Company and its Board as they may be, from time to time, stated either orally or in writing.  The Company agrees that the duties which may be assigned to Executive shall be usual and customary duties of the position(s) to which Executive may from time to time be appointed or elected and shall not be inconsistent with the provisions of the charter documents of the Company or applicable law.  Executive shall have such corporate power and authority as shall reasonably be required to enable Executive to perform the duties required in any office that may be held, subject to the limitations on such powers imposed by the CEO.

4.           Compensation:

Base Compensation:

During the term of this Agreement, the Company agrees to pay Executive a base salary at the rate of $80,000.00 per year. Base salary will be increased after probation period to $120,000.00 per year based only upon receipt of funding equal to a minimum of $10,000,000.00, payable in accordance with the Company practices in effect from time to time.

Bonuses:

Executive shall be eligible for General Bonuses (as defined below) and Performance Bonuses (as defined below) as follows (collectively, “Bonuses”):

General Bonuses:  Executive shall be eligible for bonuses in accordance with any bonus or other incentive compensation plans adopted and approved by the Board (“General Bonuses”).

Additional Benefits:  The Company agrees to provide the following “Additional Benefits” to Executive:

Payment by the Company of a medical plan coverage for Executive after probation period, at the expense of the Company, with such payment of coverage (or comparable coverage) to continue following termination of employment (other than for “Cause” or without “Good Reason” as each term is defined in this Agreement) until Executive and spouse are eligible for Medicare, Cobra coverage or if employed elsewhere and other insurance coverage is offered.

All rights and benefits for which Executive is otherwise eligible under any pension plan, profit-sharing plan, dental, disability, or insurance plan or policy or other plan or benefit that the Company or its Affiliates may provide for Executive or (provided Executive is eligible to participate therein) for employees of the Company generally, as from time to time in effect, during the term of this Agreement.

Stock grant: None granted.

Stock Options:  A total of 1 million shares per year will be vested quarterly, in arrears, for a total period of 3 years for a total of 3 million shares. Executive shall also be eligible for stock option grants under the Company’s stock option plans as administered by the Board or the Compensation Committee of the Board if made available in the future.

Perquisites: Executive shall be entitled to four weeks paid vacation and other perquisites in accordance with the plans, policies, programs and practices which are at least as favorable as those in effect with respect to other peer employees of the Company.

5.	Termination:

This Agreement and all obligations hereunder (except the obligations contained in Additional Benefits Sections 4, and Sections 7, 8, 9 and 10, (Confidential Information, Non-Competition, Non-Solicitation of Customers and Noninterference with Executives) which shall survive any termination hereunder) shall terminate upon the earliest to occur of any of the following:

Expiration of Term:  The expiration of the term provided for in Section 1 or the voluntary termination by Executive or retirement from the Company in accordance with the normal retirement policies of the Company.

Death or Disability of Executive:  For the purposes of this Agreement, disability shall mean the absence of Executive performing Executive’s duties with the Company for a period of three (3) months period, as a result of incapacity due to mental or physical illness.  If Executive shall become disabled, Executive’s employment may be terminated by written notice from the Company to Executive.

For Cause or Without Good Reason:  The Company may terminate Executive’s employment and all of Executive’s rights to receive Base Salary and Bonuses hereunder for Cause or upon the resignation of Executive without Good Reason.  Termination for “Cause” shall mean termination of the Executive by the Company for any of the following reasons:  (a) Executive’s willful misconduct or habitual neglect in the performance of his duties under this Agreement, (b) commission of any felony by Executive, (c) Executive’s commission of any misdemeanor involving fraud, dishonesty or moral turpitude, (d) Executive’s material breach of any material provision of this Agreement that remains uncured ten (10) days following receipt by Executive from Company of written notice thereof, unless such breach is of a kind not susceptible to cure within such ten (10) day period, (e) material violation of any Company policies by Executive, (f) Executive’s material dishonesty, moral turpitude, fraud or misrepresentation with respect to his material duties or Executive’s misrepresentation in inducement to enter into this Agreement, or (g) any willful or intentional action or inaction by Executive resulting in any injury to the reputation of or the financial detriment of the Company.  Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been (i) delivered to him a notice of termination which shall include a statement to the effect that Executive was guilty of conduct justifying termination for Cause, AND (ii) an opportunity given to him on not less than 72 hours notice to be heard before at lest a majority of the Board of Directors. “Good Reason” shall be defined as (i) demotion of Executive from the position of President without the consent of Executive; (ii) any attempt to decrease Executive’s Base Salary; (iii) any breach of this Agreement by the Company; or (iv) any requirement that Executive relocate to an office more than 30 miles from Las Vegas, Nevada.

Without Cause or With Good Reason:  Notwithstanding any other provision of this Section 5, the Board shall have the right to terminate Executive’s employment with the Company without Cause, and Executive shall have the right to resign with Good Reason, at any time.  If the Company terminates Executive without Cause or Executive terminates for Good Reason, then the Company shall, within 10 days of such termination, make an immediate lump sum payment in the amount of (i) one time the applicable Base Salary for a month, net of applicable taxes. The present value of the aggregate unpaid Base Salary for a month and Bonuses if any shall be determined under the then applicable federal rates under the Internal Revenue Code.  Further, if Executive is terminated without Cause or resigns with Good Reason, all stock options held by Executive shall become fully vested.

Buy Out Provision:  If the Employer terminates the Executive’s employment because the business is sold, the Employer will pay to the Executive (1) the Executive’s accrued salary and vacation, including the then unused accrued vacation, up to and including the date of termination and (2) the equivalent of three (3) months of the Executive’s base salary, less applicable deduction and withholdings, pursuant to the Employer’s standard pay periods and practices; provided, however, that such payment shall be deemed severance pay and not wages.  Such payment shall be made to the Executive as soon as administratively practicable after the termination of the Executive’s employment, but no later than two weeks from the date of Executive’s employment is so terminated.

6.
Business Expenses:  During the term of this Agreement, the Company shall reimburse Executive promptly for business expenditures made and substantiated in accordance with policies, practices and procedures established from time to time by the Company generally with respect to other employees and incurred in the pursuit and furtherance of the Company’s business and good will.

7.
Confidential Information:  Executive acknowledges that the nature of Executive’s engagement by the Company is such that Executive shall have access to information of a confidential and/or trade secret nature which has great value to the Company and which constitutes a substantial basis and foundation upon which the business of the Company is based.  Such information includes financial, marketing data, techniques, processes, formulas, developmental or experimental work, work in process, methods, trade secrets (including, without limitation, customer lists and lists of customer sources), or any other secret or confidential information relating to the products, services, customers, sales or business affairs of the Company or its Affiliates (the “Confidential Information”).  Executive shall keep all such Confidential Information in confidence during the term of this Agreement and at any time thereafter and shall not disclose any of such Confidential Information to any other person, except to the extend such disclosure is (i) required by applicable law, (ii) lawfully obtainable from other sources, or (iii) authorized in writing by the Company. Upon termination of Executive’s employment with the Company, Executive shall deliver to the Company all documents, records, notebooks, work papers, and all similar material containing any of the foregoing information, whether prepared by Executive, the Company or anyone else.

8.
Non-Competition: In order to protect the Confidential Information, Executive agrees that during the term of Executive’s employment, and for a period of one years thereafter if Executive employment is terminated by the Company with Cause or by Executive without Good Reason, Executive shall not, directly or indirectly, whether as an owner, partner, shareholder, agent, employee, creditor or otherwise, promote, participate or engage in any activity or other business competitive with the Company’s business or the business of any present Affiliate of the Company in the state of Nevada if such activity or other business involves any use by Executive of any of the Confidential Information.  The Company shall notify Executive of any perceived violation of this Section 8, and Executive shall have 30 days to cure such violation.

9.
Non-Solicitation of Customers: Executive agrees that for a period of two (2) year after the termination of employment with the Company, Executive will not, on behalf of himself or any other individual, association or entity, whether or not affiliated with Executive  call on any of the customers of the Company or any Affiliate of the Company for the purpose of soliciting or inducing any of such customers to acquire (or providing to any of such customers) any product or service provided by the Company or any Affiliate of the Company, nor will Executive in any way, directly or indirectly, as agent or otherwise, in any other manner solicit, influence or encourage such customers to take away or to divert or direct their business to Executive or any other person or entity by or with which Executive is employed, associated, affiliated or otherwise related if such business is competitive with the Company.

10.
Noninterference with Executives:  In order to protect the Confidential Information, Executive agrees that during the term hereof and for a period of two (2)  years thereafter, Executive will not, directly or indirectly, induce or entice any employee of the Company or its Affiliates to leave such employment or cause anyone else to leave such employment.

11.
Indemnity:  To the fullest extend permitted by applicable law and the bylaws of the Company, as from time to time in effect, the Company shall indemnify Executive and hold Executive harmless for any acts or decisions made in good faith while performing services for the Company, and the Company shall use commercially reasonable efforts to obtain coverage for Executive (provided the same may be obtained at reasonable cost) under any liability insurance policy or policies now in force or hereafter obtained during the term of this Agreement that cover other officers of the Company having comparable or lesser status and responsibility.  The Company will pay and, subject to any legal limitations, advance all reasonable expenses, including reasonable attorneys’ fees and costs of court approved settlements, actually and necessarily incurred by Executive in connection with the defense of any action, suit or proceeding and in connection with any appeal thereon, which has been brought against Executive by reason of Executive’s service as an officer or agent of the Company, except if shown that Executive has breached his duties and obligations to the Company.

12.
Severability:  If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, to achieve the intent of the parties to the extent possible.  In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the extent possible.

13
Succession:  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes.  As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires the stock of the Company or to which the Company assigns this Agreement by operation of law or otherwise.  The obligations and duties of Executive hereunder are personal and otherwise not assignable.  Executive’s obligations and representations under this Agreement will survive the termination of Executive’s employment, regardless of the manner of such termination.

14.	Notices: Any notice or other communication provided for in this Agreement shall be in writing and sent if to the Company to its office at:

6650 Via Austi Parkway, Suite # 170
Las Vegas, Nevada 89119
(702) 583-6698

or at such other address as the Company may from time to time in writing designate, and if to Executive at such address as Executive may from time to time in writing designate. Each such notice or other communication shall be effective (i) if given by telecommunication, when transmitted to the applicable number so specified in (or pursuant to) this Section 14 and a verification of receipt is received, (ii) if given by mail, three days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when actually delivered at such address.

15.
Entire Agreement:  This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes agreements, undertakings, commitments and practices relating to Executive’s employment by the Company.

16.	Amendments: No amendment or modification of the terms of this Agreement shall be valid unless made in writing and duly executed by both parties.

17.
Waiver:  No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof or of any other right, nor shall any single or partial exercise preclude any further or other exercise of such right or any other right.

18.
Governing Law:  This Agreement, and the legal relations between the parties, shall be governed by and construed in accordance with the laws of the State of Nevada without regard to conflicts of law doctrines, and any court action arising out of this Agreement shall be brought in any court of competent jurisdiction within the State of Nevada.

19.
Arbitration:  The parties may, if they so desire and elect, submit any claim for payment under this Agreement or any dispute regarding the interpretation of this Agreement to arbitration upon such terms and provisions to which they agree.

20.
Withholding:  All compensation payable hereunder, including salary and other benefits, and amounts payable under Section 5 above, shall be subject to applicable taxes, withholding and other required, normal or elected employee deductions.

21.
Counterparts:  This Agreement and any amendment hereto may be executed in one or more counterparts.  All of such counterparts shall constitute one and the same agreement and shall become effective when a copy signed by each party has been delivered to the other party.

22.	Headings: Section and other headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

23.
Representation By Counsel; Interpretation:  The Company and Executive each acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the matters contemplated by this Agreement.  Accordingly, any rule of law, including but not limited to Section 1654 of the California civil Code, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.  The provision of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

THE COMPANY

Las Vegas Railway Express, Inc.

By: /s/ Michael A. Barron

Its: CEO

EXECUTIVE

Wanda Witoslawski

/s/ Wanda Witoslawski